Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sientra, Inc.:

We consent to the use of our report dated March 18, 2015, with respect to the balance sheets of Sientra, Inc. as of December 31, 2014 and 2013, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Woodland Hills, California
September 3, 2015